Exhibit 99.1

PLX Technology, Inc. Reports Second-Quarter 2008 Financial Results

  PCI Express Revenue Increased 85 Percent Year over Year, 12 Percent Sequentially
  Production Shipments of Gen 2 Products Expected in Q3’08

SUNNYVALE, Calif.--(BUSINESS WIRE)--PLX Technology, Inc. (NASDAQ:PLXT) today announced financial results for the second quarter ended June 30, 2008.

“In the second quarter, our PCI Express product line drove revenue growth,” said Michael Salameh, PLX® chief executive officer. “Our $11.9 million of revenue in this product line was 85 percent above that of last year’s second quarter, and up 12 percent sequentially. We also continued to lay the foundation for future long-term growth in PCI Express. We started sampling new PCI Express Gen 2 chips, in addition to the five we launched in the fourth quarter of 2007. We expect production shipments of these new Gen 2 products to start as soon as the third quarter of 2008.

“Since we started marketing our PCI Express chips in 2004, we have shipped samples or development systems to more than 900 different customers, about 30 percent above the number of customers this time last year. This includes the more than 75 customers for our Gen 2 chips. We are very encouraged by the continued growth of the customer base and design pipeline, and expect it to drive expansion of this product line for several years.”

For the second quarter ended June 30, 2008, PLX reported net revenues of $23.4 million, an 18 percent increase from the $19.8 million reported in the second quarter ended June 30, 2007, and a three percent increase from the $22.8 million reported in the first quarter ended March 31, 2008.

GAAP net loss for the second quarter ended June 30, 2008, was $75,000, or $0.00 per share (diluted). This compares with a net loss of $82,000, or a loss of $0.00 per share (diluted), in the second quarter ended June 30, 2007, and net income of $1.1 million, or $0.04 per share (diluted), in the first quarter ended March 31, 2008.

The Company’s gross margin for the second quarter ended June 30, 2008, was 59.3 percent, a`s compared with 58.9 percent for the second quarter ended June 30, 2007, and 60.8 percent for the first quarter ended March 31, 2008.

GAAP operating expenses were $14.1 million for the second quarter ended June 30, 2008. This compares with $12.6 million reported in the second quarter of 2007 and $13.2 million in the first quarter of 2008. Included in GAAP operating expenses were stock-based compensation expense and acquisition-related amortization expense of $1.1 million in the second quarter of 2008, $1.6 million in the second quarter of 2007 and $1.1 million in the first quarter of 2008.

The Company’s balance sheet remained strong. At June 30, 2008, cash and investments decreased by $4.1 million to $42.5 million, from $46.6 million at December 31, 2007, due to the repurchase of approximately 882,000 shares of PLX common stock for $6.0 million.

Business Outlook

The following statements are based on current expectations. The Company does not intend to update, confirm or change this guidance until its third-quarter earnings release, although it may provide additional detail regarding its guidance on today’s scheduled conference call.

  Net revenues for the third quarter ended September 30, 2008, are expected to be between $20.5 million and $21.5 million, with approximately 43 percent of total net revenues attributable to PCI Express products.
  Gross margins are expected to be approximately 60 percent.
  Operating expenses under GAAP are expected to be approximately $12.9 million. Included in operating expenses are share-based compensation and acquisition related amortization which are expected to be approximately $1.0 million.

PLX management plans to conduct a conference call today at 2:00 p.m. PDT to discuss its second-quarter financial results, as well as its third-quarter outlook. A live Webcast of the conference call will be available through the Investor Relations section of the PLX Website at www.plxtech.com/investors, which also can be heard live via telephone at 913.312.0684. A recorded replay of this Webcast will be available on the PLX Website beginning 5:00 p.m. PDT on July 28, 2008, through 5:00 p.m. (PDT) on August 4, 2008. To listen to the replay via telephone, call 719.457.0820 and use access code 4307690.

For the live Webcast, listeners should go to the PLX Web site at least 15 minutes before the event starts to download and install any necessary audio software. The archived Webcast is typically available one to two hours after the end of the live call.

About PLX

PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the world’s leading supplier of PCI Express and other standard I/O interconnect semiconductors to the communications, server, storage, embedded-control, and consumer markets. The company provides a competitive advantage through an integrated combination of experience, high-performance silicon, hardware and software design tools, and global partnerships. These innovative solutions enable PLX customers to develop equipment with industry-leading performance, scalability and reliability that allows them to bring designs to market faster.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about the Company’s estimated revenues, estimates of revenues attributable to certain products, estimated expenses, and estimated gross margins for the third quarter of 2008, which are set forth under the caption “Business Outlook,” statements regarding the PCI Express product lines and statements regarding the anticipated shipment date of the Gen 2 PCI Express products. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers which include the Company’s products, adverse economic conditions in general or those specifically affecting the Company’s markets, reduced acceptance of the Company’s PCI Express products, technical difficulties and delays in the development process, errors in the products, reduced backlog for the Company’s customers and unexpected expenses. Please refer to the documents filed by the Company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2007 and PLX’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.

PLX TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended June 30
	June 30 2008	June 30 2007	March 31 2008	2008	2007

Net revenues	$23,350	$19,764	$22,755	$46,105	$38,404
Cost of revenues	9,492	8,118	8,912	18,404	15,381
Gross margin	13,858	11,646	13,843	27,701	23,023

Operating expenses:
Research and development	7,791	6,143	6,498	14,289	11,885
Selling, general and administrative	6,063	6,061	6,453	12,516	12,231
Amortization of purchased intangible assets	202	357	241	443	797
Total operating expenses	14,056	12,561	13,192	27,248	24,913

Income (loss) from operations	(198)	(915)	651	453	(1,890)
Interest income and other, net	376	607	488	864	1,181

Income (loss) before provision for income taxes	178	(308)	1,139	1,317	(709)
Provision (benefit) for income taxes	253	(226)	77	330	(355)

Net income (loss)	$(75)	$(82)	$1,062	$987	$(354)

Basic net income (loss) per share	$(0.00)	$(0.00)	$0.04	$0.03	$(0.01)
Shares used to compute basic per share amounts	28,213	28,674	28,707	28,402	28,660
Diluted net income (loss) per share	$(0.00)	$(0.00)	$0.04	$0.03	$(0.01)
Shares used to compute diluted per share amounts	28,213	28,674	28,867	28,561	28,660

PLX TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30	December 31
	2008	2007 (1)
	(unaudited)
ASSETS

Cash and investments	$42,522	$46,563
Accounts receivable, net	10,466	10,534
Inventories	8,708	7,422
Property and equipment, net	29,846	29,798
Goodwill	34,692	34,541
Other intangible assets	1,134	1,577
Other assets	7,543	5,365
Total assets	$134,911	$135,800

LIABILITIES

Accounts payable	$5,639	$4,447
Accrued compensation and benefits	2,347	2,237
Accrued commissions	540	652
Other accrued expenses	894	572
Total liabilities	9,420	7,908

STOCKHOLDERS' EQUITY

Common stock, par value	28	29
Additional paid-in capital	131,184	134,503
Accumulated other comprehensive loss	(150)	(82)
Accumulated deficit	(5,571)	(6,558)
Total stockholders' equity	125,491	127,892
Total liabilities and stockholders' equity	$134,911	$135,800

(1) Derived from audited financial statements

PLX TECHNOLOGY, INC.
SUPPLEMENTAL DATA
(Unaudited)

	Three Months Ended			Six Months Ended June 30
	June 30 2008	June 30 2007	March 31 2008	2008	2007
Net Revenues by Geography
Americas	35%	29%	28%	31%	31%
Asia Pacific	54%	61%	59%	57%	58%
Europe	11%	10%	13%	12%	11%

	Share-Based Compensation
	(in thousands)

	Three Months Ended			Six Months Ended June 30
	June 30 2008	June 30 2007	March 31 2008	2008	2007
Manufacturing	$15	$13	$18	$33	$31
Research and development	351	422	403	754	954
Selling, general and administrative	595	777	464	1,059	1,379
	$961	$1,212	$885	$1,846	$2,364

CONTACT:
CommonGround Communications (for PLX)
Jerry Steach, 415-222-9996
jsteach@plxtech.com
or
PLX Technology, Inc.
Arthur O. Whipple, CFO, 408-774-9060
investor-relations@plxtech.com